Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary (303) 573-1660
ROYAL GOLD ANNOUNCES SECOND QUARTER DIVIDEND
     DENVER, COLORADO. MARCH 6, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced that its Board of Directors has declared its second quarter dividend of US$0.065 per share of common stock. The dividend is payable on April 20, 2007 to shareholders of record at the close of business on April 5, 2007. The Company has paid dividends since 2000.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.
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